                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-2914 and No. 333-71342 on Form S-8, and No. 333-71340 and No. 333-57281 on
Form S-3 of Minorplanet Systems USA, Inc. (the "Company") of our report dated November 7, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs concerning the Company's ability to continue as a going concern, the adoption of SFAS No. 145, and the application of procedures relating to certain reclassifications and disclosures of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations), appearing in this Annual Report on Form 10-K of the Company for the year ended August 31, 2003.

DELOITTE & TOUCHE LLP

Dallas, Texas
November 23, 2003